UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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Bassett Furniture Industries, Incorporated

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 27, 2008

Dear Fellow Stockholder:

We have previously sent to you proxy materials for the Annual Meeting of Stockholders of Bassett Furniture Industries, Incorporated, to be held on April 15, 2008. If you have not done so already, we urge you to return the ENCLOSED WHITE proxy card in the envelope provided, or follow the instructions on the card to cast your vote by telephone or via the Internet.

Since we mailed you the proxy materials and the Bassett Furniture 2007 Annual Report, your Board of Directors has announced an increase in the quarterly dividend on Bassett’s common stock from $0.20 to $0.225 per share, an increase of 12.5%. The dividend is payable June 2, 2008 to stockholders of record on May 16, 2008. The Board of Directors has also increased the Company’s share repurchase availability to $29 million and has stated that it intends to pursue share purchases more aggressively. As I said at the time these actions were announced, Bassett has an ongoing commitment to enhancing shareholder value, while retaining our strong balance sheet, and continuing to invest wisely in our long-term business, retail strategies and growth plans. You can review our plans and outlook for the Company by going to http://investors.bassettfurniture.com/ and accessing our March 2008 Investor Presentation.

You may have received a notice from a small dissident group calling itself Costa Brava Partnership claiming it has made nominations for seven of the nine seats on Bassett’s Board. Costa Brava did not even own a single share of Bassett stock until December 26, 2007, just three months ago, and even now owns just around 5%. Costa Brava failed, however, to comply with Bassett’s by-law requirements for director nominations. Apart from seeking to replace the Board with its own hand-picked paid nominees (who do not appear to have any significant furniture industry expertise), Costa Brava has offered no plan for the future of the Company and no good reason that you should hand control of your Company to them.

Your management and Board is dedicated to creating value for all Bassett stockholders, and urge you to vote today to prevent Costa Brava from seizing control of your Company. Your vote is important, no matter how many or how few shares you may own. Please vote TODAY by telephone, via the Internet, or by signing, dating and returning the ENCLOSED WHITE proxy card in the envelope provided.

Very truly yours,

Robert H. Spilman, Jr.
Chief Executive Officer, President, and Member of the Board

REMEMBER:
You can vote your shares by telephone, or via the Internet.
Please follow the easy instructions on the enclosed proxy card.

If you have any questions, or need assistance in voting
your shares, please call our proxy solicitor,

INNISFREE M&A INCORPORATED
Shareholders call Toll-Free: (888) 750-5834
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